EXHIBIT J

NONBINDING LETTER OF INTENT

January 19, 2001

TO MIRAVANT MEDICAL TECHNOLOGIES, INC.:

        This nonbinding letter of intent (this “Letter”) will confirm our mutual views with respect to the proposed extension of credit by Pharmacia & Upjohn, Inc, a Delaware corporation (“P&U”), or one of its affiliates to Miravant Medical Technologies, Inc., a Delaware corporation (the “Company” and, collectively with P&U, the “Parties”). Unless and until definitive agreements between P&U and the Company with respect to the matters set forth in this Letter are executed and delivered, neither P&U nor the Company will be under any legal obligation of any kind whatsoever with respect to the matters set forth in this Letter, except to the extent set forth in paragraphs 6 through 12.

         1.    The Parties contemplate that P&U or one of its affiliates would permit the Company to borrow up to $20 million (consisting of two tranches of $10 million each) after January 1, 2002 pursuant to a credit agreement (the “New Credit Agreement”) and security agreement (the “New Security Agreement” and, collectively with the New Credit Agreement, the “New Agreements”) to be negotiated between the Parties. The Company’s ability to borrow funds under the second $10 million tranche would be conditioned upon the Products (as defined in the Amended and Restated Ophthalmology Development & License Agreement between Pharmacia & Upjohn AB and the Company) meeting the primary endpoints in both of the two ongoing pivotal clinical trials with tin ethyl etiopurpurin in age-related macular degeneration (as such endpoints are defined in the protocols as amended to the date hereof). The maximum quarterly loan amount under the New Credit Agreement would be $4 million. The interest rate and maturity date for loans extended pursuant to the New Credit Agreement and the financial covenants to be contained in the New Credit Agreement will be negotiated by the Parties. The Parties contemplate that (except to the extent set forth in paragraphs 2 through 4 of this Letter) other terms of the New Agreements will be substantially similar to or identical to the terms of the Credit Agreement, dated as of February 18, 1999, between the Company and Pharmacia & Upjohn Treasury Services AB and the Security Agreement, dated as of February 18, 1999, between the Company and Pharmacia & Upjohn Treasury Services AB (collectively, the “Old Agreements”), as the case may be. The Old Agreements would not be amended, modified or changed.

         2.    In view of our mutual desire to safeguard the development program in which we are engaged, the Parties contemplate that contemporaneously with, and as a condition to, the execution and delivery of the New Agreements, the Parties would enter into contractual arrangements providing P&U with additional protections, in form and substance satisfactory to P&U, to ensure P&U’s ability to (i) obtain sufficient quantities of tin ethyl etiopurpurin having appropriate specifications on a timely and an ongoing basis, and (ii) prepare on a timely basis the CMC section of the NDA for Products, in each case regardless of the operating status or financial condition of the Company. Such protections may include, without limitation, (i) transferring ownership or leasehold interest to P&U or one of its affiliates of the manufacturing facilities operated by the Company in connection with the manufacture of tin ethyl etiopurpurin (the “Facility”), (ii) granting P&U and its affiliates the right to enter, take possession of and operate the Facility, and/or (iii) transferring to P&U knowhow and other items of intellectual property as are reasonably necessary to enable P&U to manufacture tin ethyl etiopurpurin.

         3.    In view of our mutual desire to safeguard the development program, the Parties contemplate that contemporaneously with, and as a condition to, the execution and delivery of the New Agreements, the Parties would enter into contractual arrangements providing P&U with additional protections, in form and substance satisfactory to P&U, to ensure P&U’s ability to (i) obtain sufficient quantities of the PhotoPoint light delivery device having appropriate specifications regardless of the operating status or financial condition of the Company. Such protections may include, without limitation, provisions for the assignment to P&U or one of its affiliates of all of the Company’s rights and obligations under any of the existing agreements between the Company and Iridex Corporation regarding the manufacture and supply of the PhotoPoint light delivery device. In such a case the Company would agree to use its best efforts to secure from Iridex Corporation any required consents regarding such assignments. In addition, the Company would provide to P&U sufficient training regarding the handling and use of the PhotoPoint device.

         4.    The Parties contemplate that it would be a condition precedent to the execution and delivery of the New Agreements that the Company furnish to P&U an annual budget for calendar year 2001 (the “Revised Budget”), which shall be reasonably acceptable to P&U and shall provide for a 15% or greater reduction in the Company’s “burn rate” (excluding new borrowings and any reimbursement of research and development expenditures by P&U or its affiliates) in calendar year 2001, compared to calendar year 2000, and will otherwise be designed to ensure the Company’s viability as a going concern through the end of calendar year 2001. The Parties contemplate that it would be a condition precedent to both the effectiveness of the New Credit Agreement and the Company’s ability to borrow funds under the New Credit Agreement that the Company’s “burn rate” (excluding new borrowings and any reimbursement of research and development expenditures by P&U or its affiliates) in calendar year 2001 not have exceeded the level set forth in the Revised Budget.

         5.     The Parties contemplate that definitive agreements with respect to the matters set forth in this Letter will be negotiated, executed and delivered within thirty (30) calendar days following the date of this Letter.

         6.    Following the execution and delivery of this Letter, each Party will provide the other Party and its representatives with such information and access to its books, records, properties and personnel as shall be reasonably requested in connection with the matters set forth in this Letter.

         7.    Each Party shall pay its own legal, accounting, financial advisory and other expenses incident to the matters set forth in this Letter.

         8.    Neither Party shall make any public announcement or communication of the existence of this Letter or the status or content of negotiations between the Parties relating to the matters set forth in this Letter, except as may be required by law or the rules of any stock exchange or automated dealer quotation system on which the securities of any Party are listed or quoted, unless the form and content of such announcement or communication has been agreed by both Parties.

         9.    This Letter supersedes all prior communications, understandings and agreements between the Parties with respect to the matters set forth in this Letter.

         10.     THIS NONBINDING LETTER OF INTENT CONSTITUTES A MERE STATEMENT OF THE PARTIES’ MUTUAL VIEWS WITH RESPECT TO THE MATTERS SET FORTH IN THIS LETTER AND, EXCEPT WITH RESPECT TO PARAGRAPHS 6 THROUGH 12, IS NOT AND SHALL NOT BE CONSTRUED AS ANY OF (I) A BINDING OR ENFORCEABLE AGREEMENT, CONTRACT OR EXTENSION OF CREDIT, OR (II) A BINDING OR ENFORCEABLE OFFER, OBLIGATION OR COMMITMENT TO ENTER INTO AN AGREEMENT OR CONTRACT OR TO EXTEND CREDIT, OR (III) AN AMENDMENT TO OR MODIFICATION OR WAIVER OF ANY PROVISION OF ANY AGREEMENT BETWEEN THE PARTIES OR THEIR AFFILIATES. EXCEPT AS PROVIDED IN PARAGRAPHS 6 THROUGH 12, THE PARTIES ARE NOT LEGALLY OBLIGATED OR BOUND BY ANY OF THE PROVISIONS OF THIS LETTER. THIS LETTER WILL TERMINATE ON THE 31ST CALENDAR DAY FOLLOWING THE DATE OF THIS LETTER.

         11.    This Letter shall be governed by the laws of the State of New York, without reference to the conflicts of laws provisions thereof.

         12.    This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same nonbinding letter of intent.

                                          Very truly yours,

                                          PHARMACIA & UPJOHN, INC.

                                          By:  /s/ Michael J. DuBois
                                            ------------------------
                                            Title:  Senior Vice President

Accepted and understood:

MIRAVANT MEDICAL TECHNOLOGIES, INC.

By:   /s/ G.S. Kledzik
     ------------------
     Title:  Chief Executive Officer